UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
Bryan A. Ward
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISS Agrees with NexPoint that TICC Stockholders Should Reject the BSP Transaction and Not Vote for The Affiliated Director Nominees

DALLAS, October 19, 2015 – NexPoint Advisors, L.P. (“NexPoint”) announced today that ISS, a leading independent proxy advisory firm, recommended that stockholders of TICC Capital Corp. (NASDAQ: TICC) (“TICC” or the “Company”) vote AGAINST approval of a new investment advisory agreement with TICC Management, LLC (“BSP Investment Advisory Agreement”), as a subsidiary of Benefit Street Partners (“BSP”), at the October 27 special meeting of stockholders (the "Special Meeting") and withhold their votes from director nominees affiliated with BSP.

Specifically, following a review of the alternatives available to TICC stockholders, ISS concluded stockholders should vote AGAINST the BSP Investment Advisory Agreement as it “does not warrant support.”

NexPoint agrees with ISS that stockholders should vote AGAINST the BSP Investment Advisory Agreement and not vote for the BSP nominees and NexPoint urges TICC stockholders to protect their interests and their investment in the Company by voting for all of NexPoint’s director nominees on the BLUE proxy card.

“Following Glass Lewis’ recommendation that stockholders vote as recommended by Glass Lewis on NexPoint’s BLUE proxy card, we want to ensure that TICC stockholders are aware of the fact that ISS, another leading proxy advisory firm, has now also weighed in and also advised stockholders to vote against the BSP transaction as it doesn’t warrant stockholder support,” said Thomas Surgent, partner and deputy general counsel at NexPoint.

“It is critical that stockholders not be misled by any of TICC’s erroneous statements about the validity of our nominees,” Surgent continued. “Our highly qualified slate of directors was duly submitted, and we believe that any claims to the contrary are based on flawed misinterpretations of law. Moreover, TICC’s actions violate both Maryland and federal law, in our view, which is why we commenced litigation in federal court. There has already been a temporary restraining order granted in our favor and we believe the court will quickly issue a preliminary injunction in our favor.”

Not only does NexPoint’s superior proposal support and bolster the dividend by allowing the Company to maintain the investment strategy chosen by stockholders, but it also represents $45-50 million of savings in management fees over the next 10 years;1 savings that directly benefit stockholders. Conversely, approval of the BSP Investment Advisory Agreement helps to enrich the departing management team to the tune of $60 million, which we believe was as much as $132 million prior to NexPoint’s involvement.2 Notably, neither TICC nor BSP has ever refuted these numbers.

NexPoint remains fully committed to defending the interests of, and maximizing value for, TICC's stockholders, and urges stockholders to protect their interests and the value of their shares by voting on NexPoint’s BLUE proxy card:

1 Based on the Company’s AUM as of June 30, 2015. All savings stated herein assume a 14% annual return.

2 At least one industry analyst has estimated that departing management stands to gain $60 million if the BSP transaction goes through.

•	"AGAINST" the Company's proposals related to the BSP transaction;

•	"FOR" each of NexPoint's six director nominees; and

•	"AGAINST" the Company's proposal to adjourn the Special Meeting in the event that a quorum is present and the Company's proposals do not receive sufficient votes.

Please visit NexPoint's website at www.timetochangeticc.com for further information regarding our proposals, including press releases, board nominees, questions and answers, SEC filings, proxy materials and instructions for TICC shareholders on how to vote.

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $20 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is indirectly wholly owned by a trust that is beneficially owned and controlled by James Dondero. Highland Capital Management, L.P. ("Highland") is ultimately controlled by James Dondero and is therefore an affiliate of, and under common control with, NexPoint, which shares personnel and other resources with Highland. Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where to Find It

NexPoint has filed a definitive proxy statement and accompanying proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015, including the election of NexPoint’s nominees for director: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and proxy card have been distributed to stockholders. The proxy statement and other relevant materials, and any other documents filed by NexPoint with the SEC, may also be obtained free of charge at the SEC’s website at www.sec.gov. This is not the Company’s or TSLX’s proxy statement.

If you have any questions, need free copies of the proxy statement or other relevant materials, or need assistance voting your Shares, please call:

D.F. King & Co., Inc.
48 Wall Street
New York, NY  10005

Stockholders Call Toll−Free at: 866-416-0556
Banks and Brokers Call Collect at: 212-269-5550
Email: TICC@dfking.com

You may also contact NexPoint via email at TICCProxy@NexPointAdvisors.com.

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. NexPoint is the beneficial owner of 100 shares of common stock3 of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, are set forth in the proxy statement filed with the SEC by NexPoint.

Third Party Information

These materials may contain or refer to news, commentary and other information sourced from persons or companies that are not affiliated with NexPoint. The author and source of any third party information and the date of its publication are clearly and prominently identified. NexPoint has neither sought nor obtained permission to use or quote such third party information. NexPoint cannot guarantee the accuracy, timeliness, completeness or availability of such third party information, and does not explicitly or implicitly endorse or approve such third party information. NexPoint, the Nominees and their affiliates shall not be responsible or have any liability for any misinformation or inaccuracy in such third party information.

Cautionary Statement Regarding Forward-Looking Statements

These materials may contain forward-looking statements.  All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.  The projected results and statements contained in these materials that are not historical facts are based on current expectations and speak only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements.  Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of NexPoint.  Although NexPoint believes that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate.  In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking

3 If appointed as investment adviser of the Company, NexPoint intends to make an investment of at least $20 million in the Company’s common stock in open market transactions in the first 12 months following appointment. This represents about 2.88 million shares, or approximately 4.8% of all outstanding shares at closing on September 18, 2015.

statements will be achieved.  NexPoint will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

NexPoint reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. NexPoint disclaims any obligation to update the information or opinions contained herein.

These materials are provided for information purposes only, and are not intended to be, nor should they be construed as, an offer to sell or the solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security.

Media Contact
Brian H. Schaffer
Prosek Partners
212-279-3115 229
bschaffer@prosek.com

Investor Contact
D.F. King & Co., Inc.
Stockholders 866-416-0556
Bank and Brokers 212-269-5550
TICC@dfking.com